Exhibit 4.26

SECOND NOTE MODIFICATION AGREEMENT

THIS SECOND NOTE MODIFICATION AGREEMENT (this “Agreement”), entered into on the 13th day of May 2013 and made effective as of the 15th day of April 2013, is between Lloyd I. Miller III and certain of his affiliates and associates named as Holders on Exhibit A hereto (collectively, together with their successors and assigns, “Lender”), and Comprehensive Care Corporation, a Delaware corporation (“Borrower”).

WHEREAS, Lender is the owner and holder of the notes dated April 15, 2010 executed by Borrower to the order of Lender in the aggregate principal sum of $1,290,650.00 bearing interest and due and payable in cash as therein provided, as more particularly described on Exhibit A hereto (collectively, the “Note”);

WHEREAS, the original maturity date of the Note was April 15, 2012 (the “Original Maturity Date”);

WHEREAS, the Borrower failed to repay the Note on the Original Maturity Date;

WHEREAS, Lender and Borrower entered in to a Note Modification Agreement dated June 29, 2012 and made effective as of April 15, 2012, a copy of which attached hereto as Exhibit B (“First Note Modification”), wherein the maturity date of the Note was extended until April 15, 2013 and the interest rate was modified as set forth therein.

WHEREAS, the Borrower failed to repay the Note on April 15, 2013;

WHEREAS, Lender is the owner and holder of warrants (the “Warrants”) for the purchase of 5,121,100 shares of common stock of Borrower, par value $0.01 per share, pursuant to a Warrant to Purchase Shares of Common Stock issued by Borrower on April 30, 2010 (the “Warrant Agreement”);

WHEREAS, the Warrant Agreement provides that the Warrants will expire on September 15, 2015; and

WHEREAS, Lender is the owner and holder of warrants (the “Additional Warrants”) for the purchase of 41,500 shares of common stock of Borrower, par value $0.01 per share, pursuant to a Warrant to Purchase Shares of Common Stock issued by Borrower on January 19, 2011 (the “Additional Warrant Agreement”);

WHEREAS, the Additional Warrant Agreement provides that the Warrants will expire on January 19, 2015; and

WHEREAS, Lender and Borrower desire to modify the terms of the Note, Warrant Agreement and Additional Warrant Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual agreements herein expressed, the parties hereto covenant and agree as follows:

The Note is modified by changing the following terms:

•	the maturity date is changed from “April 15, 2013”, to “April 15, 2014”; and

•	the title of the Note is changed from “14% Senior Note, due April 15, 2013” to “14% Senior Note, due April 15, 2014”;

The Warrant Agreement is modified by changing the following term:

•	the term for this Warrant is changed from “Warrant shall commence on April 27, 2010 and shall expire at 6:00 p.m., eastern time, on September 15, 2015”, to “Warrant shall commence on April 27, 2010 and shall expire at 6:00 p.m., eastern time, on September 15, 2017”.

The Additional Warrant Agreement is modified by changing the following term:

•	the term for this Warrant is changed from “Warrant shall commence on January 19, 2011 and shall expire at 6:00 p.m., eastern time, on January 19, 2015”, to “Warrant shall commence on January 19, 2011 and shall expire at 6:00 p.m., eastern time, on January 19, 2017”.

As partial consideration for Lender entering into this Agreement, Borrower shall, contemporaneous with its execution of this Agreement, pay to Lender the past due interest sum of $90,345.50 (the “Past Due Interest”). The Past Due Interest sum will be paid $45,172.76 in cash and by issuing a total of 451,728 restricted shares of the Borrowers Common Stock ($0.10 per share) to Lender. All subsequent interest payments will be made in cash.

Also, as partial consideration for Lender entering into this Agreement, Borrower shall, contemporaneous with its execution of this Agreement, pay to Lender the sum of $32,266.26 in cash and shall issue to Lender a total of 322,663 restricted shares of the Borrowers Common Stock ($0.10 per share) (the “Amendment Fee”).

Borrower’s failure to pay the either the Past Due Interest or the Amendment Fee within ten days of execution of this Second Note Modification Agreement to Lender as required herein shall constitute an Event of Default under the Note.

Borrower hereby represents and warrants to Lender that (i) Borrower has the corporate power and authority necessary to enter into this Agreement and perform its obligations hereunder, and has taken all corporate action as may be necessary or appropriate to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, (ii) this Agreement, the Note and the Warrant Agreement are obligations enforceable in accordance with their respective terms, and neither the execution and delivery of this Agreement by Borrower nor the performance of Borrower’s obligations hereunder will violate or contravene any applicable requirements of law or any of Borrower’s charter, bylaws or other material agreements applicable to Borrower, (iii) Borrower is justly indebted to Lender for the unpaid principal balance of the Note, together with any and all accrued and unpaid interest or charges thereon, (iv) after giving effect to this Agreement, Borrower is not in default of any of its obligations under the Note or the Warrant Agreement and (v) Borrower has no offsets, defenses or counterclaims or any nature with respect to the Note or the Warrant Agreement.

Borrower hereby unconditionally agrees and promises to pay to the order of Lender the outstanding principal balance under the Note, together with all interest thereon and all other amounts set forth therein, in accordance with the terms, covenants and conditions set forth in the Note, as modified hereby.

This Agreement may be executed in any number of separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same agreement.

Except as modified herein, all the remaining terms, covenants and conditions of the Note and Warrants are hereby ratified, and shall continue to remain in full force and effect.

This Agreement shall be governed by and construed under the laws of the State of New York.

Time is of the essence of each and every covenant, condition and provision to be performed by Borrower under the Note, the Warrant Agreement and this Agreement.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES IN REGARD TO THESE MATTERS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

LENDER:

/s/ Lloyd I. Miller
Lloyd I. Miller III, individually and in his capacity as authorized signatory for each of the Holders listed on Exhibit A hereto

COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES

BORROWER:

COMPREHENSIVE CARE CORPORATION

By:	/s/ Robert J. Landis
Robert J. Landis
Chief Financial Officer

30